Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Inspired Entertainment, Inc. on Form S-8 (File Nos. 333-210295, 333-222238 and 333-226909) and Form S-3 (File No. 333-217215) of our report dated December 10, 2018, with respect to our audits of the consolidated financial statements of Inspired Entertainment, Inc. and Subsidiaries as of September 30, 2018 and 2017 and for the periods ended September 30, 2018 and 2017, which report is included in this Annual Report on Form 10-K of Inspired Entertainment, Inc. for the year ended September 30, 2018.

/s/ Marcum llp

Marcum llp

Melville, NY

December 10, 2018